Exhibit 99.1

News Release

For Release January 19, 2011
1:00 P.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Fourth Quarter and Year End Results and Cash Dividend

Lexington, SC — January 19, 2011  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the fourth quarter of 2010 and for its fiscal year ending December 31, 2010.  Net income for the fourth quarter was $230 thousand as compared to net income of $228 thousand in the preceding quarter (third quarter of 2010); and as compared to net income of $705 thousand in the fourth quarter of 2009.  Diluted earnings per share were $0.07 for both the third and fourth quarters of 2010 as compared to $0.22 for the fourth quarter of 2009.

For the year ended December 31, 2010, net income available to common shareholders was $1.2 million ($0.36 per share); as compared to operating earnings available to common shareholders of $1.9 million (excludes the non-cash goodwill impairment charge) in 2009.

Cash Dividend and Capital

The company announced that the Board of Directors has approved a cash dividend for the fourth quarter of 2010.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable February 15, 2011, to shareholders of record as of February 1, 2011.

During the fourth quarter of 2010, all of the company’s regulatory capital ratios continued to increase as compared to the prior year.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.  These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At December 31, 2010, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 8.80%, 13.60% and 14.82%, respectively.  This compares to the same ratios as of December 31, 2009, of 8.32%, 12.09% and 13.23%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 8.45%, 12.90% and 14.15%, respectively, as of December 31, 2010.  The company has previously noted that capital planning will continue to be a focus for the company.  The improvement in the capital ratios is a result of the company’s continued earnings and its previously announced strategy of controlling the overall size of its balance sheet.

Further, the company’s ratio of tangible common equity to tangible assets showed an increase year-over-year, increasing from 4.80% at December 31, 2009, to 5.00% as of December 31, 2010.  As discussed in more detail below, the tangible common equity to tangible assets ratio and the tangible book value were both impacted in the fourth quarter by the reclassification of investment securities from held-to-maturity to available-for-sale.  This adjustment caused the unrealized loss in the capital section of the balance sheet to increase from $3,396 at September 30, 2010 to $2.2 million as of December 31, 2010.  The corresponding impact on tangible book value was a decrease from $9.75 as of September 30, 2010 to $9.14 as of December 31, 2010 and a decrease in the tangible common equity to tangible assets ratio from 5.22% as of September 30, 2010 to 5.00% as of December 31, 2010.

Asset Quality

Non-performing assets were $13.2 million (2.20%) of total assets at the end of the quarter, as compared to $13.4 million (2.19%) as of September 30, 2010.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 4.50%.  During the fourth quarter, non-accrual loans increased slightly from $5.7 million to $5.9 million, while other real estate owned (OREO) decreased by $500 thousand from $7.4 million to $6.9 million.  It is also noteworthy that approximately $4.0 million of non-accrual and/or OREO assets were sold in 2010 at a net loss of only $32,519.

Trouble debt restructurings, that are still accruing interest declined slightly during the quarter to $3.7 million from $3.8 million as of September 30, 2010.

Loans past due 30-89 days increased to $2.4 million (0.73% of loans) from $2.0 million (0.59% of loans) on a linked quarter basis.

Net loan charge-offs for the year totaled $1.8 million (0.54%) as compared to the prior year total of $2.8 million (0.84%).  The company believes that this compares very favorably to a peer group average of more than 1.20%.

Mike Crapps, First Community President and CEO, commented, “The quality of our loan portfolio continues to perform very nicely, even against a back drop of economic concern and industry stress.  This is a real testimony to the credit culture of this organization, the men and women who implement it daily, and to the high quality and character of our customers.”

The company’s investment portfolio includes securities that were rated AAA at the time of purchase, but have since been downgraded below investment grade by the rating agencies.  These downgrades have been primarily driven by the impact of the economic recession and the stress on the residential housing sector.  The ratings do not reflect the discounted purchase price paid by the bank and; therefore, only reflect the rating agencies’ analysis of the performance of the security overall and not the actual risk of loss to the bank.  The company’s analysis, which includes an independent third-party valuation, identified other than temporary impairment (OTTI) charge to earnings of $186 thousand on its non-agency mortgage backed securities and a $575 thousand OTTI charge related to a pooled trust preferred security owned in its portfolio in the fourth quarter.  The remaining carrying value of the trust preferred security is $875 thousand.

During the fourth quarter of 2010 the company reclassified all of its investment securities in the held-to-maturity portfolio to the available-for-sale portfolio.  The majority of the investments in the held-to-maturity portfolio were non-agency mortgage backed securities.  As a result of this transfer, the difference in the carrying value and fair value was recorded as an unrealized loss of approximately $1.6 million (net of tax) in other comprehensive income (loss).  The company made the decision to reclassify all held-to-maturity securities to the available-for sale portfolio as a result of differences in regulatory capital treatment of deferred tax assets related to unrealized losses on available-for-sale securities versus those in the held-to-maturity portfolio.

Subsequent to December 31, 2010, the company has sold seven (7) non-agency mortgage-backed securities with a total book value of $17.6 million.  Four (4) of these securities in the total amount of $8.8 million were rated below investment grade by the rating agencies and the other three were rated above investment grade.  The transaction resulted in a net realized gain of $110,000.  Since December 31, 2009, and including this recent transaction, the company’s portfolio of non-agency mortgage-backed securities has decreased from $65.8 million to $33.8 million and its total book value of securities rated below investment grade has decreased from $51.7 million to $30.0 million during this same period.

The cash generated from the sale of these securities has been reinvested in the investment portfolio in securities with a risk weighting of 20% or less.  Joe Sawyer, the company’s Chief Financial Officer, commented, “Although this transaction will negatively impact our net interest margin, it serves to significantly reduce the level of securities on our balance sheet that are rated below investment grade, and also further improves our risk based capital ratios.”

Balance Sheet

The company continued to move forward with its previously announced strategy to improve the mix of its overall balance sheet.  As seen below, the company reported great success in growing core deposits, while reducing jumbo and brokered certificates of deposits; thereby achieving an even lower cost of funding.

(Numbers in millions)

	12/31/09	12/31/10	$ Variance	% Variance

Non-interest bearing	$72.7	$72.6	$(.1)	(.14)%
NOW, DDA	104.1	123.0	18.9	18.2%
Savings	25.8	29.9	4.1	15.9%
IRAs	30.0	33.7	3.7	12.3%
HSAs	.6	.6	0.0	0.0%
Total	$233.2	$259.8	26.6	11.4%

	12/31/09	12/31/10	$ Variance	% Variance
CDs <$100K	$122.4	$122.3	$(.1)	(.1)%
CDs>$100K	79.2	73.2	(6.0)	(7.5)%
Brokered CDs	14.9	0.0	(14.9)	(100.0)%
Total CDs	$216.5	$195.5	$(21.0)	(9.7)%

Total Deposits	$449.7	$455.3	$5.6	1.3%

Customer Cash Management	20.7	12.7	(8.0)	(38.7)%
FHLB Advances	73.3	68.1	(5.2)	(7.1)%

Total Funding	$543.9	$536.2	(7.7)	(1.4)%

The asset side of the balance sheet did not demonstrate the same type of success, as loans declined by $14.2 million (4.13%) from $344.2 million at December 31, 2009 to $330.0 million at December 31, 2010.  The total investment portfolio was relatively unchanged, with more funds held in overnight investments.

Mr. Crapps noted, “We continue to be very focused on serving our target market of local businesses and professionals.  We are excited about our success in the very important area of core deposits and we continue to seek new loan opportunities, but find new loan demand to be relatively weak in the marketplace.  We are disappointed that loan demand has remained weak, resulting in our excess cash being invested in the securities portfolio instead of loans.  We are well positioned to assist our customers in achieving their financial goals and the structure of our balance sheet provides flexibility for us to grow our core deposits and loans without substantially increasing our overall total assets.  This strategy is important to our net interest margin and preservation of regulatory capital ratios.”

Net Interest Income/Net Interest Margin

Net interest income was $4.5 million for the fourth quarter of 2010 which represents approximately the same level as the prior two quarters.  The net interest margin was 3.2% for the fourth quarter, which is also fairly consistent with the prior two quarters.

Non-Interest Income

Non-interest income in 2010 showed a decrease of $1.2 million (23.6%) as compared to 2009.   One primary reason for this decline was lower deposit service charges which declined by $437 thousand.  This decline was primarily the result of lower overdraft fees following the implementation of Regulation E changes, which were mandated by Congress and were effective July 1, 2010.  Another primary cause of the decline in non-interest income was the additional OTTI explained above and largely related to a pooled trust preferred security held in the investment portfolio.

Additionally, there was a significant negative fair value adjustment of $581 thousand on an interest rate swap purchased in October of 2008.  The purpose of this swap is to mitigate the impact of rising interest rates, thus when rates decline as they did in 2010, the value of this swap is negatively impacted.

These declines were partially offset by a significant increase in mortgage origination fees.  These fees increased by $281 thousand (37.3%) during the year of 2010, as compared to 2009.

Non-Interest Expense

Non-interest expense was $17.7 million in 2010 as compared to $16.6 million in 2009 (excluding the non-cash goodwill impairment).  This increase of $1.1 million (6.7%) is primarily attributable to increases in salaries and benefits, as well as other real estate owned (OREO) expenses.   The salaries and benefits increase is due to higher commissions paid to mortgage originators on increased production levels and higher premiums for medical insurance benefits provided to employees.  The increase in OREO expenses is primarily related to costs associated with collection efforts, legal costs, property taxes, appraisals, and other costs associated with holding and disposing of these assets.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At December 31,
	2010	2009

Total Assets	$599,023	$605,827
Other short-term investments (1)	$18,738	$14,092
Investment Securities	196,150	195,844
Loans	329,954	344,187
Allowance for Loan Losses	4,911	4,854
Total Deposits	455,344	449,576
Securities Sold Under Agreements to Repurchase	12,686	20,676
Federal Home Loan Bank Advances	68,094	73,326
Junior Subordinated Debt	15,464	15,464
Shareholders’ Equity	41,797	41,440

Book Value Per Common Share	$9.41	$9.38
Tangible Book Value Per Common Share	$9.14	$8.92
Equity to Assets	6.98%	6.84%
Tangible common equity to tangible assets	5.00%	4.80%
Loan to Deposit Ratio	72.46%	76.56%
Allowance for Loan Losses/Loans	1.49%	1.41%

Regulatory Ratios:
Leverage Ratio	8.80%	8.32%
Tier 1 Capital Ratio	13.60%	12.09%
Total Capital Ratio	14.82%	13.23%

(1) Includes federal funds sold, securities purchased under agreements to resell and interest-bearing deposits

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Average Total Assets	$610,400	$629,233	$608,950	$647,637
Average Loans	331,214	345,911	337,143	337,743
Average Earning Assets	557,389	581,469	555,989	576,821
Average Deposits	460,826	449,605	458,484	438,658
Average Other Borrowings	99,764	131,515	102,282	141,047
Average Shareholders’ Equity	44,035	42,285	42,915	61,699

Asset Quality
Nonperforming Assets:
Non-accrual loans	$5,890	$4,136	$5,890	$4,136
Other real estate owned	6,906	3,181	6,906	3,181
Accruing loans past due 90 days or more	373	1,022	373	1,022
Total nonperforming assets	$13,169	$8,339	$13,169	$8,339

Loans charged-off	$452	$775	$1,897	$2,917
Overdrafts charged-off	15	15	51	67
Loan recoveries	(18)	(34)	(105)	(123)
Overdraft recoveries	(6)	(6)	(22)	(31)
Net Charge-offs	$443	$750	$1,821	$2,830

Net charge-offs to average loans	0.13%	0.22%	0.54%	0.84%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 30,		September 30,		June 30,		March 31,		December 31,
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009

Interest Income	$6,669	$7,686	$6,818	$7,714	$6,869	$7,662	$7,155	$7,919	$27,511	$30,981
Interest Expense	2,187	2,922	2,335	3,233	2,404	3,340	2,448	3,609	9,374	13,104
Net Interest Income	4,482	4,764	4,483	4,481	4,465	4,322	4,707	4,310	18,137	17,877
Provision for Loan Losses	513	1,046	235	665	580	941	550	451	1,878	3,103
Net Interest Income After Provision	3,969	3,718	4,248	3,816	3,885	3,381	4,157	3,859	16,259	14,774
Non-interest Income:
Deposit service charges	454	581	459	599	478	576	485	556	1,875	2,312
Mortgage origination fees	343	131	342	159	225	246	124	217	1,034	753
Investment advisory fees and non-deposit commissions	85	158	82	85	160	103	174	149	501	495
Gain (loss) on sale of securities	503	835	218	291	104	9	2	354	827	1,489
Fair value gain (loss) adjustment	63	(8)	(201)	(185)	(247)	230	(196)	21	(581)	58
Other-than-temporary-impairment write-down on securities	(761)	(80)	(440)	(179)	(216)	(85)	(143)	(657)	(1,560)	(1,001)
Loss on early extinguishment of debt	—	(658)	—	—	—	—	—	—	—	(658)
Other	483	363	462	390	425	423	376	408	1,748	1,584
Total non-interest income	1,170	1,322	922	1,160	929	1,502	822	1,048	3,844	5,032
Non-interest Expense:
Salaries and employee benefits	2,332	2,010	2,305	2,112	2,178	2,127	2,127	2,013	8,942	8,262
Occupancy	311	302	312	307	292	289	314	300	1,229	1,198
Equipment	289	305	290	321	295	304	288	319	1,162	1,249
Marketing and public relations	101	82	105	99	105	55	91	107	402	343
FDIC assessment	268	203	323	215	209	566	204	121	1,003	1,105
Other real estate expense	287	63	243	23	103	30	190	85	823	201
Amortization of intangibles	155	155	155	156	155	155	155	155	621	621
Impairment of goodwill	—	—	—	27,761	—	—	—	—	—	27,761
Other	905	848	911	926	868	903	817	924	3,502	3,601
Total non-interest expense	4,648	3,968	4,644	31,920	4,205	4,429	4,186	4,024	17,684	44,341
Income (loss) before taxes	491	1,072	526	(26,944)	609	454	793	883	2,419	(24,535)
Income tax expense (benefit)	94	204	132	141	134	40	204	311	565	696
Net Income (loss)	397	868	394	(27,085)	475	414	$589	$572	$1,854	$(25,231)
Preferred stock dividends, including discount accretion	167	163	166	165	166	165	166	164	664	656
Net income (loss) available to common shareholders	$230	$705	$228	$(27,250)	$309	$249	$423	$408	$1,190	$(25,887)

Per share data:
Net income (loss), basic	$0.07	$0.22	$0.07	$(8.35)	$0.10	$0.08	$0.13	$0.13	$0.36	$(7.95)
Net income (loss), diluted	$0.07	$0.22	$0.07	$(8.35)	$0.10	$0.08	$0.13	$0.13	$0.36	$(7.95)

Average number of shares outstanding - basic	3,268,019	3,265,984	3,263,983	3,261,631	3,243,548	3,239,863	3,238,046	3,231,411	3,261,568	3,257,021
Average number of shares outstanding - diluted	3,268,019	3,265,984	3,263,983	3,261,631	3,243,548	3,239,863	3,238,046	3,231,411	3,261,568	3,257,021

Return on average assets	0.16%	0.45%	0.15%	N/A	0.20%	0.15%	0.39%	0.25%	0.20%	N/A
Return on average common equity	2.76%	8.92%	2.80%	N/A	3.96%	1.74%	7.71%	2.86%	3.73%	N/A
Return on average common tangible equity	2.84%	9.39%	2.90%	N/A	4.13%	3.62%	8.08%	5.88%	3.87%	N/A
Net Interest Margin (non taxable equivalent)	3.19%	3.25%	3.20%	3.08%	3.23%	3.02%	3.44%	3.05%	3.26%	3.10%
Net Interest Margin (taxable equivalent)	3.20%	3.27%	3.21%	3.11%	3.25%	3.04%	3.46%	3.08%	3.28%	3.12%

Reconciliation of GAAP Net Income available to common shareholders to operating earnings available to common shareholders: (1)
Net earnings (loss) available to common shareholders (GAAP)	230	705	228	(27,250)	309	249	423	408	1,190	(25,887)
Goodwill impairment	—	—	—	27,761	—	—	—	—	—	27,761
Operating earnings available to common shareholders	$230	$705	$228	$511	$309	$249	$423	$408	$1,190	$1,874

Per share data:
Net income (loss) diluted (GAAP)	$0.07	$0.22	$(8.35)	$(8.35)	$0.08	$0.08	$0.13	$0.13	$0.36	$(7.95)
Goodwill impairment	—	—	8.51	8.51	—	—	—	—	—	8.53
Operating earnings (loss) - diluted	$0.07	$0.22	$0.16	$0.16	$0.08	$0.08	$0.13	$0.13	$0.36	$0.58

(1) Operating earnings equals GAAP net earnings (loss) available to common shareholders plus one time impairment of goodwill